UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 4, 2014
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

On November 4, 2014, Itron, Inc. (Itron or the Company) announced projects to restructure the Company’s Electricity business and related general and administrative activities to improve operational efficiencies and reduce expenses. Itron expects to consolidate certain facilities and reduce its global workforce as a result of the restructuring plan. The improved structure will position Itron to meet its long-term profitability goals by better aligning global operations with markets where Itron can serve its customers profitably. Itron plans to achieve annualized cost savings of approximately $40 million by the end of 2016.

The Company expects to substantially complete the plan by the end of 2016, with a significant number of activities to be completed by the end of 2015.

The Company estimates pre-tax restructuring charges of $65 to $75 million with approximately 20 percent related to closing or consolidating facilities and non-manufacturing operations and approximately 80 percent associated with severance and other one-time termination benefits. The Company expects to record the majority of the charges in the fourth quarter of 2014. Of the total estimated charge, approximately 90% will result in cash expenditures.

Many of Itron’s employees are represented by unions or works councils, which requires consultation, and potential restructuring projects may be subject to regulatory approval, both of which could impact the timing of planned savings in certain jurisdictions.

The information presented in this Current Report on Form 8-K contains forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified in Itron, Inc.’s Annual Report on Form 10-K and other of the Company’s filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

	By:	/s/ W. MARK SCHMITZ
Dated: November 4, 2014		W. Mark Schmitz
Executive Vice President and Chief Financial Officer